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                                                                   EXHIBIT 99.1


PRESS RELEASE
April 16, 2004

                           COMMUNITY BANCSHARES, INC.
                 68149 Main Street, Blountsville, Alabama 35031
                           Telephone: (205) 429-1000
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       COMMUNITY BANCSHARES, INC. ANNOUNCES SETTLEMENT OF LITIGATION WITH
                  MR. BRYAN A. CORR, SR. AND THE CORR FAMILY

         BLOUNTSVILLE, ALABAMA, APRIL 16, 2004 -- Community Bancshares, Inc. today announced that it had settled all litigation with Mr. Bryan A. Corr, Sr. and other members of the Corr family. The terms of the settlement were not announced.

            Mr. Corr stated, "My family and I are very pleased with the steps being taken by the new management of Community Bancshares and Community Bank to address our concerns as shareholders. We look forward to helping the Company realize its potential as a premier provider of financial services in North Alabama. Management has my full support in pursuing that objective."

            Mr. Patrick M. Frawley, Chairman and Chief Executive Officer of Community Bancshares and Community Bank, said, "We are delighted to have resolved differences with the Corr family that arose under prior management and to have them remain as valued shareholders. This is an important step in implementing our plan to restore the Company's profitability and to increase shareholder value. It will enable us to increase our attention on serving our customers and communities and promoting our growth."

ABOUT COMMUNITY BANCSHARES, INC.

            Community Bank, the principal subsidiary of Community Bancshares, is headquartered in Blountsville, Alabama. At December 31, 2003, Community Bank had total assets of approximately $558 million and operated 20 banking offices in Alabama, providing a full line of financial services to individual and corporate customers. In addition, Community Bank operates a consumer finance company with 12 offices in North Alabama and an insurance agency based in Huntsville, Alabama.

SAFE HARBOR STATEMENT

            Certain of the statements in this press release are "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, and

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as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 under the caption "Special Cautionary Notice Regarding Forward Looking Statements" and otherwise in the Company's reports and filings with the Securities and Exchange Commission. We do not undertake, and we expressly disclaim, any obligation to update our forward-looking statements.

        Community Bank - "MAKING A DIFFERENCE, ONE CUSTOMER AT A TIME."

Contact: Patrick M. Frawley
Title: Chairman and Chief Executive Officer
Telephone: (205) 429-1000